Exhibit 99.1

NEWS

FOR IMMEDIATE RELEASE

SBA COMMUNICATIONS CORPORATION REPORTS 1st QUARTER RESULTS;

UPDATES 2004 GUIDANCE

SBA COMMUNICATIONS CORPORATION (NASDAQ: SBAC); BOCA RATON, FLORIDA, Thursday, May 6, 2004

SBA Communications Corporation (“SBA” or the “Company”) today reported results for the first quarter ended March 31, 2004. Highlights of the results include:

•	Site leasing revenue and gross profit growth of 9% and 17%, respectively

•	Site leasing gross profit margin of 70%

•	Adjusted EBITDA growth of 14%

•	$145.8 million of high-yield debt redemption/repurchases year-to-date

•	Increased 2004 guidance for cash flow from operating activities

Operating Results

Total revenues in the first quarter of 2004 were $57.3 million, compared to $51.7 million in the year earlier period. Site leasing revenue of $33.9 million and site leasing gross profit (tower cash flow) of $23.7 million were up 9.3% and 16.9%, respectively, over the year earlier period. Same tower revenue and site leasing gross profit growth on the 3,022 towers owned at March 31, 2003 and 2004 were 10% and 15%, respectively. Site leasing gross profit margin in the first quarter was a record 70.0%, a 110 basis point sequential improvement over the fourth quarter of 2003 and a 460 basis point improvement over the first quarter of 2003. Site leasing contributed 97.1% of the Company’s gross profit in the first quarter of 2004.

Site development revenues were $23.4 million compared to $20.7 million in the year earlier period. Site development gross profit margin was 3.0% in the first quarter, compared to 9.6% in the year earlier period. As a result of the Company’s periodic review of the services business segment, its strategic benefits and minimum profitability targets, the Company has decided to sell its services business in the western portion of the United States. In the first quarter, this portion of the services segment produced $6.5 million of site development revenue and $150 thousand of site development gross profit.

Selling, general and administrative expenses were $7.3 million in the first quarter, compared to $8.2 million in the year earlier period. Net loss from continuing operations for the first quarter was ($48.0) million or ($.86) per share, compared to ($32.8) million or ($.64) per share in the year earlier period. Net loss in the first quarter of 2004 was ($47.9) million, or ($.86) per share, compared to a net loss of ($33.8) million, or ($.66) per share, in the year earlier period. The Company’s refinancing activities contributed materially to the first quarter net loss. Excluding $22.2 million of charges relating to the write-off of deferred financing fees and extinguishment of debt, first quarter 2004 net loss per share from continuing operations was ($.46) and net loss per share was ($.46). Adjusted EBITDA was $17.2 million, compared to $15.1 million in the year earlier period, or a 13.8% increase. Adjusted EBITDA margin was 30.1%, a 100 basis point improvement over the prior quarter.

Net cash interest expense and non-cash interest expense, was $13.7 million and $7.3 million, respectively, in the first quarter of 2004, compared to $17.0 million and $5.1 million in the year earlier period.

Cash provided by operating activities for the three months ended March 31, 2004 was $2.5 million, compared to a use of cash of $4.8 million for the three months ended March 31, 2003. First quarter 2004 results included a $15.2 million benefit from the conversion of a short-term investment into cash.

Investing Activities

During the quarter, SBA sold 10 towers, ending the quarter with 3,083 towers. Excluding 51 towers which were held for sale, SBA owned, as of March 31, 2004, 3,032 towers in continuing operations. Capital expenditures for the first quarter were $2.0 million, down from $6.1 million in the year earlier period.

Financing Activities and Liquidity

SBA ended the first quarter with $275 million outstanding under its $400 million senior credit facility, $282.5 million of 9 3/4% senior discount notes, $339.1 million of 10 1/4% senior notes, and net debt of $867.2 million. Debt amounts as of March 31, 2004 exclude approximately $4.4 million of deferred gain from a termination of a derivative in 2002. In the first quarter, SBA repurchased and/or redeemed the remaining $65.7 million in principal amount of its 12% senior discount notes, and repurchased $67.3 million of its 10 1/4% senior notes. The Company paid cash of $61.9 million plus accrued interest and issued 1.5 million shares of its Class A common stock. Cash payments were funded through the December issuance of 9 3/4% senior discount notes by the Company and SBA Telecommunications, Inc. as co-issuers and the January refinancing of its senior credit facility. Liquidity at March 31, 2004 was $59.3 million, consisting of $29.5 million of cash and restricted cash, and $29.8 million of additional availability under the senior credit facility.

Since March 31, 2004, the Company has repurchased in open market purchases an additional $12.8 million principal amount of its 10 1/4% senior notes, reducing the amount outstanding to $326.3 million. The Company paid cash of $12.6 million plus accrued interest.

“We were very pleased with our first quarter results in the leasing segment of our business,” commented Jeffrey A. Stoops, President and Chief Executive Officer. “Our customers were and continue to be very active. In terms of leasing activity, it was our most productive quarter in almost two years, and we ended the quarter with the highest backlog of pending leases in eighteen months. We believe the leasing environment will continue to be strong throughout 2004. As a result of first quarter results and pending activity, we are raising our full year 2004 site leasing revenue and site leasing gross profit guidance.

“Our cash flow profile continued to improve in the quarter, driven primarily by our actions to retire our high-yield indebtedness and reduce our average cost of debt. As a result of these and other activities, we have also increased our full year 2004 guidance for cash flow from operating activities. We intend to pursue additional debt retirement or refinancing opportunities to accelerate our expected organic growth in future cash flows.”

Outlook

The Company has provided its Second Quarter 2004 and updated its Full Year 2004 Outlook for anticipated results from continuing operations. The Full Year 2004 Outlook has been increased in the areas of site leasing revenue, site leasing gross profit, and cash flow from operating activities. The Full Year 2004 Outlook has been decreased in the areas of site development revenue and total revenues to reflect the Company’s decision to exit its services business in the western portion of the United States, and in net cash interest expense to reflect the positive impact of the Company’s high-yield debt retirement, repurchases and senior credit facility refinancing activity. Information regarding potential risks that could cause the actual results to differ from these forward-looking statements is set forth below and in the Company’s filings with the Securities and Exchange Commission.

	Quarter ending June 30, 2004			Full year 2004
	(in millions)
Site leasing revenue	$34.0	to	$35.0	$138.0	to	$142.0
Site development revenue(1)	16.0	to	19.0	70.0	to	80.0
Total revenues(1)	50.0	to	54.0	208.0	to	222.0
Site leasing gross profit	24.0	to	25.0	98.0	to	101.0
Net cash interest expense	11.0	to	12.5	47.0	to	50.0
Non-cash interest expense(2)	6.5	to	7.0	27.5	to	28.5
Adjusted EBITDA(1)	17.5	to	19.0	72.0	to	80.0
Cash flow from operating activities(3)	8.0	to	12.0	20.0	to	35.0
Capital expenditures	1.5	to	3.0	6.0	to	8.0

(1)	Excludes results from SBA’s services segment in the western U.S., including first quarter results.
(2)	Excludes amortization of deferred financing costs.
(3)	Full year includes $15.2 million benefit from first quarter conversion of short-term investment into cash.

Refer to the attached exhibits for a reconciliation of Adjusted EBITDA to the most comparable GAAP measures.

Conference Call Information

SBA Communications Corporation will host a conference call Friday, May 7, 2004 at 9:00 A.M. EST to discuss the quarterly results. The call may be accessed as follows:

Dial-in number:	888-428-4479
Conference call name:	“SBA First Quarter Results”
Replay:	May 7, 2004 at 3:15 P.M. to May 21, 2004 at 11:59 P.M.
Number:	800-475-6701
Access Code:	728212

Internet access:	www.sbasite.com

Information Concerning Forward-Looking Statements

This press release includes forward looking statements, including statements regarding (i) the Company’s estimate of wireless carrier activity and demand during 2004; (ii) the Company’s belief regarding the strength of the leasing environment throughout 2004; (iii) the Company’s second quarter 2004 and full year 2004 guidance; (iv) the Company’s ability to sell its services business in the western portion of the United States; (v) the Company’s ability to sell 51 towers held for sale located in its western region; and (vi) the Company’s expectations regarding additional debt retirement, refinancing opportunities and organic growth in future cash flows. These forward-looking statements may be affected by the risks and uncertainties in the Company’s business. This information is qualified in its entirety by cautionary statements and risk factor disclosure contained in the Company’s Securities and Exchange Commission filings, including the Company’s report on Form 10-K filed with the Commission on March 12, 2004. The Company wishes to caution readers that certain important factors may have affected and could in the future affect the Company’s actual results and could cause the Company’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. With respect to the Company’s expectations regarding wireless carrier activity and demand, 2004 guidance, and the Company’s expectations regarding our site leasing business, additional debt retirement and refinancing opportunities, such risk factors include, but are not limited to: (1) the ability and willingness of wireless service providers to maintain or increase their capital expenditures, (2) the Company’s ability to secure as many site leasing tenants as planned at anticipated lease rates, (3) the Company’s ability to expand its site leasing business, (4) the Company’s ability to retain current lessees on towers, (5) the Company’s ability to secure and deliver anticipated services business at contemplated margins, (6) the Company’s ability to increase revenues and maintain or decrease expenses and cash capital expenditures, (7) the Company’s ability to continue to comply with covenants and the terms of its senior credit facility and to access sufficient capital to fund its operations, (8) the business climate for the wireless communications industry in general and the wireless communications infrastructure providers in particular, and (9) the continued dependence on towers and outsourced site development services by the wireless communications industry. With respect to the Company’s ability to sell its services business in the western portion of the United

States and the 51 towers held for sale, such factors include, but are not limited to (1) the ability of the Company to identify suitable purchasers; (2) the ability of the Company and such purchasers to enter into agreements on mutually acceptable terms; (3) the ability of the Company and such purchasers to satisfy all closing conditions and potential adjustments to the purchase price and (4) any indemnification obligations that may arise under the agreements. The Company undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date hereof.

Information on Non-GAAP financial measures is presented below under “Unaudited Consolidated Statements of Operations.” This press release will be available on our website at www.sbasite.com through May 21, 2004.

For additional information about SBA, please contact Pam Kline, Vice-President-Capital Markets, at (561) 995-7670, or visit our website at www.sbasite.com.

SBA is a leading independent owner and operator of wireless communications infrastructure in the United States. SBA generates revenue from two primary businesses – site leasing and site development services. The primary focus of the Company is the leasing of antenna space on its multi-tenant towers to a variety of wireless service providers under long-term lease contracts. Since it was founded in 1989, SBA has participated in the development of over 25,000 antenna sites in the United States.

SBA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	For the three months ended March 31,
	2004	2003
Revenues:
Site leasing	$33,921	$31,022
Site development	23,380	20,674

Total revenues	57,301	51,696

Cost of revenues (exclusive of depreciation, accretion and amortization shown below):
Cost of site leasing	10,186	10,725
Cost of site development	22,679	18,694

Total cost of revenues	32,865	29,419

Gross profit	24,436	22,277

Operating expenses:
Selling, general and administrative	7,322	8,210
Restructuring and other charges	163	976
Asset impairment charges	—	452
Depreciation, accretion and amortization	20,749	21,705

Total operating expenses	28,234	31,343

Operating loss from continuing operations	(3,798)	(9,066)

Other income (expense):
Interest income	142	129
Interest expense	(13,828)	(17,130)
Non-cash interest expense	(7,257)	(5,077)
Amortization of debt issuance costs	(838)	(1,155)
Write-off of deferred financing fees and loss on extinguishment of debt	(22,217)	—
Other	62	44

Total other expense	(43,936)	(23,189)

Loss from continuing operations before provision for income taxes and cumulative effect of change in accounting principle	(47,734)	(32,255)

Provision for income taxes	(276)	(500)

Loss from continuing operations before cumulative effect of change in accounting principle	(48,010)	(32,755)

Income (loss) from discontinued operations, net of income taxes	88	(455)

Loss before cumulative effect of change in accounting principle	(47,922)	(33,210)

Cumulative effect of change in accounting principle	—	(545)

Net loss	$(47,922)	$(33,755)

	For the three months ended March 31,
	2004	2003
Basic and diluted loss per common share amounts:
Loss from continuing operations before cumulative effect of change in accounting principle	$(0.86)	$(0.64)
Loss from discontinued operations	—	(0.01)
Cumulative effect of change in accounting principle	—	(0.01)

Net loss per common share	$(0.86)	$(0.66)

Weighted average number of common shares	55,684	51,130

Other Data:
Adjusted EBITDA	$17,229	$15,141

Annualized site leasing gross profit (quarterly gross profit multiplied by 4)	$94,940	$81,188

Non-GAAP Financial Measures

This press release includes disclosures regarding Adjusted EBITDA and net loss per share excluding certain charges as of March 31, 2004, which are non-GAAP financial measures. Adjusted EBITDA is defined as loss from continuing operations plus net interest expenses, taxes, depreciation, accretion and amortization, asset impairment charges, non-cash compensation, restructuring and other charges, and other non-recurring expenses. Adjusted EBITDA margin is calculated by dividing Adjusted EBITDA by Total Revenues for the applicable period. We have included information regarding Adjusted EBITDA and Adjusted EBITDA margin because we believe these items are indicators of the profitability and performance of our core operations and reflect the changes in our operating results. In addition, Adjusted EBITDA is a component of the calculation used by certain of our lenders to determine compliance with some of our debt instruments. Adjusted EBITDA is not intended to be an alternative measure of net loss as determined in accordance with generally accepted accounting principles. Adjusted EBITDA for the three months ended March 31, 2004 and 2003 is calculated below:

	For the three months ended March 31,
	2004	2003
Net loss	$(47,922)	$(33,755)
Cumulative effect of change in accounting principle	—	545
(Income)loss from discontinued operations, net of income taxes	(88)	455

Loss from continuing operations	(48,010)	(32,755)
Interest income	(142)	(129)
Interest expense	13,828	17,130
Non-cash interest expense	7,257	5,077
Amortization of debt issuance costs	838	1,155
Write off of deferred financing fees and loss on extinguishment of debt	22,217	—
Depreciation, accretion and amortization	20,749	21,705
Asset impairment charges	—	452
Provision for taxes	276	500
Other	(62)	(44)
Non-cash compensation (included in selling, general and administrative)	115	269
Restructuring and other charges	163	976
Other non-recurring expenses	—	805

Adjusted EBITDA	$17,229	$15,141

Net loss per share from continuing operations and net loss per share in each case excluding charges relating to the write-off of deferred financing fees and loss on extinguishment of debt, have been presented to permit comparisons of actual results to the Company’s First Quarter 2004 Outlook calculated on the same basis and including the same items of revenue or expense. Net loss per share for the three months ended March 31, 2004 excluding charges relating to the write-off of deferred financing fees and loss on extinguishment of debt is calculated below.

	For the three months ended March 31, 2004	Per Share
	(in thousands except per share data)
Net loss	$(47,922)	$(0.86)
Add back:
Write-off of deferred financing fees and loss on extinguishment of debt	22,217	0.40

Net loss adjusted for above items	$(25,705)	$(0.46)

Net loss from continuing operations	$(48,010)	$(0.86)
Add back:
Write-off of deferred financing fees and loss on extinguishment of debt	22,217	0.40

Net loss from continuing operations adjusted for above items	$(25,793)	$(0.46)

Weighted average number of common shares		55,684

SBA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31, 2004	December 31, 2003
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$19,164	$8,338
Short term investments	—	15,200
Restricted cash	10,350	10,344
Accounts receivable, net of allowances of $1,760 and $1,400 in 2004 and 2003, respectively	16,083	19,414
Other current assets	16,191	15,236
Assets held for sale	901	1,096

Total current assets	62,689	69,628

Property and equipment, net	837,005	855,512
Deferred financing fees, net	20,799	24,253
Other long-term assets	33,729	33,589

Total assets	$954,222	$982,982

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$27,800	$29,218
Interest payable	6,296	20,319
Long-term debt, current portion	2,458	11,538
Other current liabilities	12,253	14,364
Liabilities held for sale	472	608

Total current liabilities	49,279	76,047

Long-term liabilities:
Long-term debt	898,590	859,220
Deferred revenue	440	511
Other long-term liabilities	3,447	3,327

Total long-term liabilities	902,477	863,058

Shareholders’ equity	2,466	43,877

Total liabilities and shareholders’ equity	$954,222	$982,982

SBA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	For the three months ended March 31,
	2004	2003
CASH FLOWS FROM OPERATING ACTIVITIES:
Depreciation, accretion and amortization	20,749	21,705
Net loss	$(47,922)	$(33,755)
Other non-cash items reflected in Statements of Operations	8,104	12,502
Write off of deferred financing fees and loss on extinguishment of debt	22,217	—
Changes in operating assets and liabilities	(663)	(5,273)

Net cash provided by (used in) operating activities	2,485	(4,821)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(1,994)	(6,133)
Acquisitions and related earn-outs	(39)	(2,303)
Proceeds from sale of towers	398	—
Payment of restricted cash	(31)	—

Net cash used in investing activities	(1,666)	(8,436)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from employee stock purchase/option plans	1	—
Borrowings under senior credit facility, net of financing fees	294,402	—
Repayment of senior credit facility and notes payable	(151,758)	(27)
Redemption/repurchase of 12% senior discount notes and 10 1/4% senior notes	(132,638)	—

Net cash provided by (used in) financing activities	10,007	(27)

Net increase (decrease) in cash and cash equivalents	10,826	(13,284)
CASH AND CASH EQUIVALENTS:
Beginning of period	8,338	61,141

End of period	$19,164	$47,857

UNAUDITED SUPPLEMENTAL INFORMATION:

	For the three months ended March 31, 2004	For the three months ended March 31, 2003
	(in thousands)
SELECTED CAPITAL EXPENDITURE DETAIL:
Tower new build construction:
Towers completed in period	$—	$557
Towers completed in prior periods	482	2,960
Work in process	110	518

	592	4,035
Operating tower expenditures:
Tower upgrades/augmentations	383	847
Maintenance/improvement capital expenditures	480	838

	863	1,685
General corporate expenditures	539	413

Totals	$1,994	$6,133